Filed pursuant to Rule 424(b)(3)

Registration No. 333-122349

Prospectus Supplement No. 2

(to Prospectus dated April 8, 2005)

3,360,800 Shares of Series A Convertible Preferred Stock

3,360,800 Shares of Common Stock Initially Issuable

Upon Conversion of Such Series A Convertible Preferred Stock

This prospectus supplement, consisting of this cover page and the attached Quarterly Report on Form 10-Q of Oglebay Norton Company for the Quarter Ended June 30, 2005, as filed with the Securities and Exchange Commission on August 10, 2005, relates to the offer and sale by certain of our shareholders, or their permitted transferees, of up to 3,360,800 shares of Series A Convertible Preferred Stock, $0.01 par value per share (the “convertible preferred stock”), with terms as further described in the prospectus, dated April 8, 2005 (the “prospectus”), and shares of our common stock, $0.01 par value per share (the “common stock”), issued or issuable upon conversion of such shares of convertible preferred stock.

We will not receive any proceeds from the sale of the convertible preferred stock or the common stock by the selling shareholders identified in the prospectus. We urge you to carefully read the prospectus and this prospectus supplement before you make an investment decision.

This prospectus supplement should be read in conjunction with the prospectus, which is to be delivered with this prospectus supplement. The information contained in the prospectus and this prospectus supplement is accurate only as of the date of the prospectus and this prospectus supplement, respectively. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information contained in this prospectus supplement, including the attached Quarterly Report on Form 10-Q of Oglebay Norton Company for the Quarter Ended June 30, 2005, supersedes the information contained in the prospectus. The exhibits to such Quarterly Report on Form 10-Q are not included with this prospectus supplement and are not incorporated herein by reference.

Shares of our common stock are quoted on the Pink Sheets under the symbol “OGBY.” Shares of our convertible preferred stock are quoted on the Pink Sheets under the symbol “OGBYP.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is August 10, 2005.

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